Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of The Greenrose Holding Company Corp. (the “Company”) on Form S-1 of our report dated March 10, 2021, except for the effects of the restatement disclosed in Note 2, — Amendment 1, and the subsequent events discussed in Note 11 as to which the date is May 27, 2021, and except for the effects of the restatement disclosed in Note 2 — Amendment 2, as to which the date is December 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Greenrose Acquisition Corp. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from August 26, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on October 1, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 4, 2022